[446216.EX77Q_655]1

Oppenheimer Rochester North Carolina Municipal Fund

NSAR Exhibit—Item 77Q

Post-Effective Amendment No. 8 (7-25-12) to the Registration Statement of Oppenheimer Rochester North Carolina Municipal Fund (the “Registrant”), Accession Number 0000728889-12-001149, which includes Amendment No. 1 to the Declaration of Trust, is hereby incorporated by reference in response to Item 77Q of the Registrant’s Form N-SAR.